Exhibit 2.3

Description of Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934

All references below to “Ericsson,” the “Company,” “we,” “our” or “us” refer to Telefonaktiebolaget LM Ericsson, and not to its subsidiaries.

As of December 31, 2024, Ericsson had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: American Depositary Shares (or “ADSs”), each representing one Class B share. Ericsson’s Class A and Class B shares are listed on Nasdaq Stockholm. In the United States, the American Depositary Shares representing Class B shares are listed on NASDAQ New York under the symbol “ERIC.”

The following description of our share capital and American Depositary Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association, as amended (our “Articles”), the Second Amended and Restated Deposit Agreement, dated as of January 7, 2014, among Ericsson, Deutsche Bank Trust Company Americas and holders of American Depositary Receipts (as amended, “the deposit agreement”), and the form of American Depositary Receipt (as amended), which are incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to read our Articles, and the applicable provisions of the Swedish Companies Act (as defined below) for additional information.

DESCRIPTION OF SHARE CAPITAL

REGISTER AND COMPANY PURPOSE

Telefonaktiebolaget LM Ericsson is registered under no. 556016–0680 in the Company Register kept by the Swedish Companies Registration Office.

Our Company’s objective and purposes are described in article 2 of the Articles, as follows: The objects of the Company are to, directly or indirectly, develop, construct, produce, sell and deliver and in other forms carry on trade and other commercial business related to goods, products and other equipment as well as maintenance and other services based on telecommunication and radio technology and other technologies for transference, transmission and other communications of speech, data, images, text, other kinds of information and means of payment and to carry on other activities consistent therewith.

SUMMARY OF PROVISIONS RELATING TO CERTAIN

POWERS AND INTERESTS OF DIRECTORS

Our Articles do not stipulate anything regarding:

•	a director’s power to vote on a proposal, arrangement, or contract in which the director is materially interested;

•	our directors’ power to vote for compensation to themselves;

•	our directors’ borrowing powers;

•	retirement rules for our directors; or

•	the number of shares required for a director’s qualification.

Applicable provisions are found in the Swedish Companies Act (2005:551) (the “Swedish Companies Act”).

Other than being of legal age, there are no age limit restrictions for directors and they are not required to own any shares in the Company.

SHARE CAPITAL

As of December 31, 2024, our Articles provide that our share capital may not be less than SEK 6,000,000,000 nor more than SEK 24,000,000,000, and that the number of shares in Ericsson shall amount to no less than 3,000,000,000 and no more than 12,000,000,000. All of our outstanding shares are validly issued, fully paid and non-assessable, are not redeemable and do not have any preemptive rights other than under the Swedish Companies Act and our Articles, as described below. In accordance with our Articles, Ericsson’s shares are divided into three classes of shares, denoted as Class A shares, Class B shares and Class C shares; however, as of December 31, 2024, no Class C shares were outstanding.

ADDITIONAL SHARE ISSUANCES; PREEMPTIVE RIGHTS

Under the Swedish Companies Act, shareholders must approve each issue of additional shares either by deciding on the share issue at a shareholders’ meeting, or by a shareholders’ approval of a decision on a share issue by our Board of Directors (the “Board”), or by giving an authorization to the Board to decide about a share issue. If we decide to issue new Class A, Class B or Class C shares by means of a cash issue, or an issue against payment through set-off of claims, Class A, Class B and Class C shareholders (except for Ericsson and its subsidiaries, in the event they hold shares in Ericsson) have a preemptive right to subscribe for new shares of the same type in relation to the number of shares previously held by them. Shares not subscribed for through a preferential right shall be offered to all shareholders for subscription on a pro rata basis. If we decide to issue new shares of only one series by means of a cash issue or an issue against payment through set-off of claims, all shareholders, regardless of whether their shares are Class A, Class B or Class C, are entitled to a preferential right to subscribe for new shares in proportion to the number of shares previously held by them. Shareholders may vote to waive shareholders’ preferential rights at a general meeting of shareholders.

If we decide to issue warrants or convertibles through a cash issue or an issue against payment through set-off of claims, the shareholders have preferential rights to subscribe to warrants as if the issue were of the shares that may be subscribed to pursuant to the warrant and, respectively, preferential rights to subscribe to convertibles as if the issue were of the shares that the convertibles may be converted to.

The above does not constitute any restriction to waive the shareholders’ preferential rights when deciding on either an issue of shares, warrants or convertibles by means of a cash issue or an issue against payment through set-off of claims.

DIVIDENDS AND OTHER DISTRIBUTIONS

Our Class A and Class B shareholders have the same right to dividends. Class C shareholders do not have any right to dividends, as described in article 6 of our Articles. No Class C shares are currently outstanding.

Under Swedish law, only a general meeting of shareholders may decide on payment of dividends, which may not exceed the amount proposed by the Board (except in certain limited circumstances), and may only be paid from funds legally available for that purpose. Under Swedish law, no interim dividends may be paid in respect of any fiscal period for which audited financial statements of the company have not yet been adopted by the annual general meeting of shareholders. The market practice in Sweden is most often for dividends to be paid annually. Under the Swedish Companies Act, dividends to shareholders and other transfers of value from a company—such as purchases of its own shares (see below)—may only be made when the company’s restricted equity remains fully covered after the transfer of value has been made. The calculation shall be based upon the most recently adopted balance sheet, and any changes in the restricted equity that has occurred after the balance sheet date shall be taken into account. In addition, dividends to shareholders and other transfers of value from the company may only be made if this is justifiable taking into account the type of business activities of the company, the scope and risks related thereto and the company’s need for financial resources, its liquidity and financial position. In respect of parent companies, also the business activities of the group, their scope and risks related thereto and the group’s need for financial resources, its liquidity and financial position shall be taken into account.

The Company’s shares are registered in the computerized book-entry share registration system administered by Euroclear Sweden AB (“Euroclear”). The rights attached to shares eligible for dividends accrue to those persons whose names are recorded in the register of shareholders on the record day. The dividends are then sent to a specified account as directed by the person registered with Euroclear. The relevant record day must, in most circumstances, be specified in the resolution declaring a dividend or resolving upon a capital increase or any similar matter in which shareholders have preferential rights, or the Board must be authorized to determine the relevant record day.

Where the registered holder is a nominee, the nominee receives, for the account of the beneficial owner, dividends and, on issues of shares with preferential rights for the shareholders, shares, as well as rights. Dividends are remitted in a single payment to the nominee who is responsible for the distribution of such dividends to the beneficial owner. A similar procedure is adopted for share issues. Specific authority to act as a nominee must be obtained from Euroclear. At the request of Euroclear, the nominee must provide information about all beneficial holders of shares to Euroclear. Euroclear is required to keep a register with regard to any holding on behalf of a single beneficial owner in excess of 500 shares in any one company. This list is prepared every third month and must reveal the names of the beneficial owner and be open to public inspection.

RIGHTS IN A LIQUIDATION

On a return of capital on winding up or liquidation, any assets available for distribution amongst our shareholders at the commencement of the winding up (i.e. any surplus after paying off all the creditors of the company), will be equally distributed amongst our shareholders in proportion to the par value of the shares held by them.

ANNUAL GENERAL MEETINGS: VOTING RIGHTS

In a general meeting of shareholders of Ericsson, each Class A share shall carry one vote, each Class B share one tenth of one vote and each Class C share one-thousandth of one vote.

We are required to publish notices to attend annual general meetings no earlier than six weeks and no later than four weeks prior to the annual general meeting and the same notice period requirements apply regarding extraordinary general meetings concerning changes in our Articles. Notices to attend other types of extraordinary general meetings at Ericsson must be published no earlier than six weeks and no later than three weeks prior to the general meeting. Pursuant to the procedure stated in Swedish Companies Act, the Board may decide before a general meeting that the shareholders shall be able to exercise their voting rights by post before the meeting. In addition, the Board may collect proxies in accordance with the Swedish Companies Act. If the Company chooses to apply proxy solicitation or postal voting, the proxy form or the postal voting form must be made available on the Company’s website together with information on how to participate in the general meeting prior to the meeting.

Directors are elected during the annual general meeting for a period of one year at a time and do not stand for reelection at staggered intervals.

A shareholder may attend and vote at the meeting in person or by proxy. For companies whose shares are registered in a central securities depositary register, proxies are valid for up to five years from the date of issuance. Any shareholder wishing to attend a general meeting must notify us no later than on the day specified in the notice. We are required to accept all notifications of attendance received at least five business days (Saturdays normally included) prior to the meeting. A person designated in the register as a nominee (including the depositary of the ADSs) is not entitled to vote at a general meeting, nor is a beneficial owner whose share is registered in the name of a nominee (including the depositary of the ADSs) unless the beneficial owner first arranges to have such owner’s own name entered in the register of shareholders maintained by Euroclear no later than the designated record day, which is six banking days prior to the general meeting (however, a voting right registration requested by an owner (as per the record date) in such time that the voting right registration has been made by the relevant nominee no later than four banking days prior to the general meeting, will be taken into account in Euroclear’s compilation of the register of shareholders for the general meeting). Under the Swedish Companies Act, elections are determined by a plurality vote. Resolutions, other than elections, are passed by a simple majority of votes cast at the meeting with the chairman of the meeting having a decisive vote, unless otherwise required by law or a company’s Articles. Under the Swedish Companies Act, certain resolutions require special quorums and majorities, including, but not limited to, the following:

a)

a resolution to amend our Articles requires a majority of two-thirds of the votes cast as well as two-thirds of the shares represented at the meeting, except in those circumstances described in b)—d) below;

b)

a resolution to amend our Articles that reduces any shareholder’s rights to profits or assets, restricts the transferability of shares or alters the legal relationship between shares, normally requires the unanimous approval of the shareholders present at the meeting and who hold nine-tenths of all outstanding shares;

c)

a resolution to amend our Articles for the purpose of limiting the number of shares with which a shareholder may vote at a general meeting or allocating part of the net profit for the fiscal year to a restricted fund or limiting the use of the company’s profits or assets in a liquidation or dissolution, normally requires the approval of shareholders representing two-thirds of the votes cast and nine-tenths of the shares represented at the meeting;

d)

a resolution of the kind referred to under b) or c) above may, however, be taken with a lower supermajority requirement if the amendments referred to therein will only adversely affect specific shares or classes of shares. In such cases, the requirement under a) above will apply together with the following separate supermajority: (i) where only a class of shares is adversely affected, approval of the owners of one-half of all shares of such class and nine-tenths of the shares of such class represented at the meeting, or (ii) where the shares adversely affected do not constitute a class of shares, the unanimous approval of all such affected outstanding shares present at the meeting and who hold nine-tenths of all outstanding shares adversely affected;

e)

a resolution to issue, approve or authorize the issuance for cash of new shares, warrants or convertibles with a deviation from the preferential right for existing shareholders requires a two-thirds majority of votes cast at the meeting as well as two-thirds of the shares represented at the meeting;

f)

a resolution to reduce the outstanding share capital requires a two-thirds majority of votes cast at the meeting as well as two-thirds of the shares represented at the meeting. In the event there are several classes of shares in a company, the above described majority requirement shall apply also within each share class represented at the meeting and for which the rights of the shares are adversely affected; and

g)

a resolution to approve a merger requires a two-thirds majority of the votes cast at the meeting and two-thirds of the shares represented at the meeting (however, under certain circumstances a higher majority is required).

At a general meeting of shareholders, a shareholder or proxy for one or more shareholders may cast the full number of votes represented by the holder’s shares.

AMENDMENTS TO THE ARTICLES

Under the Swedish Companies Act, an amendment of our Articles requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment, however, any amendment must be approved by not less than two-thirds of the votes cast and represented at the meeting. The Board is not allowed to make amendments to the Articles absent shareholder approval.

PROVISIONS RESTRICTING CHANGE IN CONTROL OF OUR COMPANY

Neither our Articles nor the Swedish Companies Act contains any restrictions on change of control. However, mandatory bid requirements under the Swedish Stock Market (Takeover Bids) Act (2006:451) may apply under certain circumstances.

REDEMPTION, REPURCHASE AND SURRENDER OF SHARES

A Swedish public limited liability company whose shares are traded on a regulated market place within the European Economic Area (“EEA”) or a market place comparable to a regulated market place outside the EEA is entitled to purchase its own shares under certain conditions. A purchase by us of our own shares may take place only if (a) the purchase has been decided upon by a general meeting of shareholders or the Board has been authorized by a general meeting of shareholders, in both cases by a two- thirds majority of votes cast at the meeting as well as two-thirds of the shares represented at the meeting, (b) the purchase is effected on a regulated market place within the EEA or a market place comparable to a regulated market place outside the EEA (in the latter case with the approval of the Swedish Financial Supervisory Authority, the “SFSA”) or pursuant to an offer to all shareholders or holders of a specific class of shares, (c) the Company’s restricted equity will still be fully covered and the purchase is justifiable taken into account the type of business activities of the Company and the group, their scope and risks related thereto and the Company’s and the group’s need for financial resources, their liquidity and financial position and (d) we and our subsidiaries do not hold or, as a result of purchase, will not hold in excess of 10% of all our outstanding shares.

LIMITATION ON OWNING SECURITIES

There are no limitations imposed by Swedish law or by our Articles in respect of the rights of non-residents or foreign persons to purchase, own or sell securities issued by us.

There are, however, certain flagging and ownership examination rules that apply, irrespective of nationality.

Pursuant to the Swedish Financial Instruments Trading Act, any change in a holding of shares, depository receipts with voting rights or financial instruments that entitle the holder to acquire shares in issue in a Swedish limited liability company whose shares are admitted for trading on a regulated market place within the EEA shall be reported by the holder to the company and the SFSA, where the change entails that the holder’s portion of all shares or votes in the company reaches, exceeds or falls below any of the limits of 5, 10, 15, 20, 25, 30, 50, 66 2/3 or 90 percent. Such a change should, as a main rule, be reported not later than three trading days following the day on which the party with a duty to report has entered into an agreement for the acquisition or transfer of shares or any other change to the shareholding has occurred.

In addition, the EU Market Abuse Regulation requires, among other things, that the Company holds a register of all persons discharging managerial responsibilities and of persons closely associated with them. The Company and the SFSA must be notified of certain transactions conducted by the aforementioned persons. Such notifications shall be made no later than three business days after the date of the transaction.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas, as depositary, has registered and delivered the ADSs. Each ADS represent ownership of one B share (or a right to receive one Class B share), deposited with Skandinaviska Enskilda Banken AB (publ), having its principal office at Kungsträdgårdsgatan 8, SE 106 40, Stockholm, Sweden, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s principal office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or “DRS”, is a system administered by The Depository Trust Company, “DTC”, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Swedish law governs shareholder rights. The depositary is the holder of the Class B shares underlying your ADSs. As a holder of ADSs, you have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

HOLDING THE ADSs

How may you hold your ADSs?

You may hold ADSs either (a) directly (i) by having an American Depositary Receipt, “ADR”, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in uncertificated form in DRS, or (b) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this summary. You should consult with your broker or financial institution to find out what those procedures are.

DIVIDENDS AND OTHER DISTRIBUTIONS

How may you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the shares or any net proceeds from the sale of any shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary determines in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any shares we distribute as a dividend or free distribution, either (a) the depositary will, with our approval or at our request, distribute additional ADSs representing such shares or (b) existing ADSs as of the applicable record date will represent rights and interests in the additional shares distributed, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.

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Elective Distributions in Cash or Shares. If we offer our shareholders the option to receive dividends in either cash or shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we want such distribution to be made available to ADR holders. Following such notice, the depositary will consult with us to determine, with our assistance, whether it is lawful and reasonably practicable to make such elective distribution available to ADR holders. The depositary will make such elective distribution available to ADR holders only if (a) we have timely requested that the elective distribution is available to ADR holders, (b) the depositary has determined that such distribution is reasonably practicable and (c) the depositary has received satisfactory legal opinions of counsel as provided in the deposit agreement. If these conditions are not satisfied, the depositary will, on the basis of the same determination as is made in respect of the shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective distribution in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as our shareholders.

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Rights to Purchase Additional Shares. If we offer our shareholders any rights to subscribe for additional shares or any rights of any other nature, the depositary will establish procedures to either (a) distribute such rights and enable you to exercise the rights or (b) dispose of such rights on your behalf and making the net proceeds available in dollars, each upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. At our request, however:

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if the depositary determines that it is lawful and feasible to make such rights available to you by means of warrants or otherwise, it will distribute warrants or other instruments to you, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by you; or

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if the depositary determines that it is not lawful or not feasible to make such rights available to you by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the depositary may sell the rights or the warrants or other instruments, at such place and upon such terms (including public or private sale) as it may deem proper and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this summary except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as our shareholders or be able to exercise such rights.

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Other Distributions. The depositary will distribute to you anything else we distribute on deposited securities by any means it may deem equitable and practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If the depositary determines that such distribution cannot be made proportionately, or if for any other reason the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale of the property we distributed, and the net proceeds of any such sale will be distributed.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the US Securities Act of 1933, as amended (the “Securities Act”). We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its applicable fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to, or upon the order of, the person or persons entitled thereto.

How do ADS holders cancel an ADS?

You may turn in your ADSs at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of its applicable fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law and the deposit agreement. See “Requirements for Depositary Actions” below.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

How do ADS holders vote?

You may instruct the depositary to vote the shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to Swedish law, the provisions of our Articles, and the deposit agreement. Otherwise, you could exercise your right to vote directly if you withdraw the shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the shares.

The depositary will notify you of any meeting at which you are entitled to vote, and arrange to deliver our voting materials to you. The materials will contain (a) such information as is contained in our notice of meeting, solicitation of consent or proxy, and (b) a statement that the ADS holders at the close of business in New York on the specified record date will be entitled, subject to Swedish law, our Articles and the deposit agreement, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares or other deposited securities represented by such holder’s ADSs. Blocking and voting instructions may be given only in respect of a number of ADSs representing an integral number of shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, in so far as practicable and as permitted under Swedish law, our Articles, and the deposit agreement, to vote or to have its agents block or vote the shares or other deposited securities (in person or by proxy) as you instruct. If the depositary timely receives blocking and voting instructions from you that fail to specify the manner in which the depositary is to vote the ADSs on one or more matters presented at the relevant meeting, the depositary will abstain on those items for which you failed to specify the manner in which the depositary is to vote.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the depositary or the custodian, as applicable, to vote on the same terms and conditions as our shareholders.

COMPLIANCE WITH REGULATIONS

Disclosure of Interests

Each ADR holder is required to comply with our Articles, as they may be amended from time to time, and the laws of Sweden with respect to disclosure requirements, if any, regarding ownership of ADSs and shares in, and other securities and debt obligations, of the Company, all as if such ADRs were to the extent practicable the Class B shares represented thereby. This may include providing information as to whether any ADSs represented by any of the ADRs held by or registered in the name of such holder are being held, directly or indirectly, for some person other than such holder and, if so, the name, address and citizenship of such other person or persons.

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or prejudice any substantial existing right of ADS holders, it will not become effective for outstanding ADSs until one month after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted that would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has delivered to us a written notice that it would like to resign, and we have not appointed a new depositary within 90 days.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: continue to collect dividends and other distributions pertaining to ADSs, sell rights as provided in the deposit agreement, and continue to deliver ADSs, together with any dividends or other distributions received and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the depositary. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

BOOKS OF DEPOSITARY; REPORTS

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times, provided that such inspection is not for the purpose of communicating with ADR holders in the interest of a business or object other than the business of the Company or a matter related to the deposit agreement or the ADRs.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York for the execution and delivery, registration, registration of transfers and surrender of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable request.

The depositary will make available for inspection by you at its principal office any reports and communications received from the Company, including any proxy soliciting material. The depositary will also send to you copies of such reports when furnished by the Company pursuant to the deposit agreement

LIMITATIONS ON OBLIGATIONS AND LIABILITY OF DEPOSITARY

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary:

•	is only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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is not obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any ADSs or ADRs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability is furnished as often as may be required;

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is not liable for (a) any action or non-action by it in reliance on the advice of or information from legal counsel, accountants, any person presenting Class B shares for deposit, any ADR holder, or any other person believed by it in good faith to be competent to give such advice or information, (b) the inability by an ADS holder to benefit from any distribution, offering, right or other benefit which is made available to shareholders but is not, under the terms of the deposit agreement, made available to ADS holders or (c) any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement or otherwise; and

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is not responsible for any failure to carry out any instructions to vote any of the ADSs, or for the manner in which any such vote is cast or effect of any such vote, provided that any such action or non-action is in good faith.

The custodian is not under any obligation whatsoever with respect to any action, suit or other proceeding in respect of any ADSs or ADRs, the responsibility of the custodian being solely to the depositary.

In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary issues, delivers or registers a transfer of an ADS, splits-up, subdivides or combines ADSs, makes a distribution on an ADS, or permits withdrawal of shares, the depositary may require:

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reimbursement for any applicable tax or other governmental charge and any applicable stock transfer or registration fee (including any such tax or charge and fee with respect to deposits or withdrawals) and payment of any applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with any regulations, if any, that the depositary may establish consistent with the provisions of the deposit agreement.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs during any period when the transfer books of the depositary are closed, or if we or the depositary deem such refusal to be necessary or advisable because of compliance with any requirement of applicable law or regulation. The depositary is not permitted to knowingly accept for deposit under the deposit agreement any shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such shares.